CORRECTIONAL SERVICES CORPORATION
                            (a Delaware corporation)
                             -----------------------

                              NOTICE OF 1997 ANNUAL
                          MEETING OF STOCKHOLDERS TO BE
                       HELD AT 10:00 A.M. ON JUNE 6, 1997
                           --------------------------


     To the Stockholders of CORRECTIONAL SERVICES CORPORATION:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders (the "Meeting") of CORRECTIONAL SERVICES CORPORATION, (the "Company") will be held on June 6, 1997, at 10:00 a.m. at the Hyatt Hotel, 1000 Boulevard Of The Arts, Sarasota, Florida 34236 for the following purposes:

     1. To elect seven directors;

     2. To ratify the appointment of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending December 31, 1997; and

     3. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     The Board of Directors has fixed April 24, 1997, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, and only holders of record of shares of the Company's Common Stock at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

     A complete list of stockholders entitled to vote at the Meeting shall be available at the offices of the Company during ordinary business hours from May 1, 1997 until the Meeting for the examination by any stockholder for any purpose relevant to the Meeting. This list will also be available at the Meeting.

     All stockholders are cordially invited to attend the Meeting in person. However, whether or not you expect to be present at the Meeting, you are urged to mark, sign, date and return the enclosed Proxy, which is solicited by the Board of Directors, as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Meeting. The shares represented by the Proxy will be voted according to your specified response. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

                                    By Order of the Board of Directors



                                    Aaron Speisman, Secretary
Sarasota, Florida
April 25, 1997

                        CORRECTIONAL SERVICES CORPORATION
                          1819 Main Street, Suite 1000
                             Sarasota, Florida 34236
                             -----------------------

                                 PROXY STATEMENT
                             -----------------------

                       1997 ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD AT 10:00 A.M. ON June 6, 1997


     The enclosed proxy is solicited by the Board of Directors of CORRECTIONAL SERVICES CORPORATION (the "Company") in connection with the 1997 Annual Meeting of Stockholders (the "Meeting") to be held on June 6, 1997 at 10:00 a.m. at the Hyatt Hotel, 1000 Boulevard Of The Arts, Sarasota, Flordia 34236 and any adjournment or postponement thereof, the Board of Directors has fixed April 24, 1997, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. A stockholder executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person. The proxy will be voted in accordance with your directions as to:

     1.  the election of the persons listed as directors of the Company;

     2. the ratification of the appointment of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending
         December 31, 1997; and

     3. the transaction of such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     In the absence of direction, the proxy will be voted in favor of these proposals.

     The entire cost of soliciting proxies will be borne by the Company. The cost of solicitation, which represents an amount believed to be normally expended for a solicitation relating to an uncontested election of directors, will include the cost of supplying necessary additional copies of the solicitation materials and the Company's 1996 Annual Report to Stockholders (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such recordholders for completing the mailing of such materials and Annual Report to such beneficial owners.

     Only stockholders of record of the Company's 7,670,879 shares of Common Stock (the "Common Stock") outstanding at the close of business on April 24, 1997 will be entitled to vote. Each share of Common Stock is entitled to one vote. Holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum. The Proxy Statement, the attached Notice of meeting, the enclosed form of Proxy and the Annual Report are being mailed to stockholders on or about May 7, 1997. The mailing address of the Company's principal executive offices is 1819 Main Street, Suite 1000, Sarasota, Florida 34236.

                            1. ELECTION OF DIRECTORS

     Seven directors are to be elected by a plurality of the votes cast at the Meeting, each to hold office until the next Annual Meeting of Stockholders and until his respective successor is elected and qualified. The persons named in the accompanying Proxy have advised management that it is their intention to vote for the election of the following nominees as directors unless authority is withheld:

                               o Raymond S. Evans
                               o Stuart M. Gerson
                               o Shimmie Horn
                               o James F. Slattery
                               o Aaron Speisman
                               o Richard P. Staley
                               o Melvin T. Stith

     Management believes that each nominee will be able to serve. In the event any nominee becomes unable to unwilling to serve, proxies may be voted for the election of such person or persons as the Board of Directors may determine.

Information Regarding Directors and Officers

     The following is information regarding the current directors and executive officers of the Company:

Name                  Age   Position with Company

Raymond S. Evans(1)   60    Director
Stuart M. Gerson(1)   53    Director
Shimmie Horn          24    Director
James F. Slattery     47    President, Chief Executive Officer and Director
Aaron Speisman        49    Executive Vice President, Secretary and Director
Richard P. Staley     65    Senior Vice President and Director
Melvin T. Stith(1)    50    Director
-------------------------
(1)  Member of Audit, Compensation and Stock Option Committees.

     Raymond S. Evans was elected a director in May 1994. For more than the past five years, Mr. Evans has been a partner of the law firm of Ruskin, Moscou, Evans & Faltischek, P.C.

     Stuart M. Gerson was elected a director in June 1994. Since March 1993, Mr. Gerson has been a partner of the law firm of Epstein Becker & Green, P.C. From January 1993 to March 1993, he was acting Attorney General of the United States. From January 1989 to January 1993, Mr. Gerson was the Assistant U.S. Attorney General for the Civil Division of the Department of Justice.

     Shimmie Horn was elected a director of the Company in June 1996. Mr. Horn, received a B.A. degree in Economics from Yeshiva College in 1993, and graduated from the Benjamin Cardozo School of Law in 1996. He is the son of the late Morris Horn, the former Chairman and a founder of the Company.

     James F. Slattery co-founded the Company in October 1987 and has been its President, Chief Executive Officer and a director since the Company's inception and Chairman since August 1994. Prior to co-founding the Company, Mr. Slattery had been a managing partner of Merco Properties, Inc., a hotel operation company, Vice President of Coastal Investment Group, a real estate development company, and had held several management positions with the Sheraton Hotel Corporation.

     Aaron Speisman co-founded the Company in October 1987 and has been its Executive Vice President, Secretary and a director since the Company's inception. From October 1987 to March 1994, Mr. Speisman also served as Chief Financial Officer of the Company. Since June 1, 1996, Mr. Speisman has been employed by the Company on a part-time basis.

     Richard P. Staley has served as the Company's Senior Vice President of Operations since November 1988 and as a director since May 1994. From 1984 to 1987, Mr. Staley was the Evaluation and Compliance Director for Corrections Corporation of America and from 1953 to 1983, held various positions with the United States Department of Justice, Immigration and Naturalization Service. Mr. Staley is a certified American Correctional Association standards auditor for jail and detention facilities.

     Melvin T. Stith was elected a director of the Company in November 1994. Since July 1991, Mr. Stith has been Dean of the Florida State University College of Business. From December 1989 to July 1991, Mr. Stith was Chairman of the Marketing Department of the Florida State University College of Business where he was also a Professor. Mr. Stith is also a director of Sprint and United Telephone of Florida.

     All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no family relationships between any of the directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers. The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board.

     The Company's By-Laws provide that the Company shall indemnify each director and such of the Company's officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extend provided by the laws of the State of Delaware.

     The Company carries insurance providing indemnification, under certain circumstances, to all of the Company's directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. The current annual premium for this insurance is approximately $60,000, all of which is paid by the Company. To date, no sums have been paid to any past or present director or officer of the Company under this or any prior indemnification insurance policy.

     The Company has also entered into Indemnity Agreements with all of its directors and executive officers. The Indemnity Agreements provide that the Company will pay any costs which an indemnitee actually and reasonably incurs because of the claims made against him by reason of the fact that he is or was a director or officer of the Company, except that the Company is not obligated to make any payment which the Company is prohibited by law from paying as indemnity, or where (a) a final determination is rendered on a claim based upon the indemnitee's obtaining a personal profit or advantage to which he was not legally entitled; (b) a final determination is rendered on a claim for an accounting of profits made in connection with a violateion of Section 16(b) of the Securities and Exchange Act of 1934, or similar state or common law provisions; (c) a claim where the indemnitee was adjudged to be deliberately dishonest; or (d) a final determination is rendered that indemnification is not lawful.

Director's Compensation

     Employee-directors receive no compensation for serving on the Board of Directors other than reimbursement of expenses incurred in attending meetings. Non-employee directors elected or appointed to the Board of Directors are paid an annual directors' fee of $5,000 plus $500 for each Board meeting attended and $250 for each Committee meeting attended. In addition, all non-employee directors participate in the Company's 1994 Non-Employee Director Stock Option Plan and are reimbursed for expenses incurred in attending meetings.

Meetings and Committees of the Board of Directors

     The Board of Directors has an audit committee, a compensation committee and a stock option committee. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

     The members of the Audit Committee are Melvin T. Stith, Raymond S. Evans and Stuart M. Gerson. The Audit Committee held three meetings during the year ended December 31, 1996. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the Company's independent public accountants, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accounts, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls.

     Messrs. Stith, Evans and Gerson also serve on the Stock Option and Compensation Committees. The Compensation Committee held one meeting during the year ended December 31, 1996 and the Stock Option Committee acted four times by unanimous written consent during the year ended December 31, 1996. The function of the Compensation Committee is to determine the compensation of the Company's executives. The Stock Option Committee administers the Company's stock option plans and awards stock options.

     The Board of Directors held a total of three meetings and acted eighteen times by unanimous written consent during the last fiscal year.

Executive Compensation

     The following table sets the compensation paid or accrued by the Company during the three fiscal years ended December 31, 1996, 1995 and 1994 to the Company's Chief Executive Officer and to the Company's four most highly compensated executive officers whose total cash compensation for such periods exceeded $100,000 (the "Named Executives"):



                                                SUMMARY COMPENSATION TABLE


                                                                                                                      Long Term
                                                         Annual Compensation                                  Compensation Awards

                                                                                               Number of Shares       ALl Other
Name and Principal Position                                                Other Annual       Underlying Options     Compensation
                                Year         Salary          Bonus        Compensation (1)        Granted                (2)
                                ----         ------          -----        ----------------        -------                ---




James F. Slattery               1996        $208,685            0             $19,984                  0               $20,139

  President and                 1995        $189,000            0             $13,010              5,000               $30,263

  Chief Executive Officer       1994        $180,000        $77,230           $23,063             13,125               $22,376



Lee Levinson                    1996        $112,184        $   507           $ 5,167              5,000                 0

  Chief Financial Officer       1995        $110,615        $ 1,000           $ 5,167              5,000                 0

                                1994        $ 90,269        $ 1,000           $ 7,615(3)          12,813                 0


Michael Garretson               1996        $112,406        $   507           $13,000(4)         100,000                 0
  Executive Vice President
                                1995        $ 55,926            0                 0                6,250                 0

                                1994        $ 17,525            0                 0                  0


Ira Cotler                      1996        $107,261        $   507            $50,396(5)        100,000                0
  Executive Vice President
                                1995          N/A               N/A               N/A               N/A                 N/A

                                1994          N/A               N/A               N/A               N/A                 N/A



------------------

     (1) Consists of car lease payments.

     (2) Consists of life insurance premiums.

     (3) Consists of $7,615 of consulting fees prior to his employment by the Company.

     (4) Also includes housing allowance.

     (5) Also includes relocation and related costs.

Employment Agreements

     The Company has entered into an employment agreement with Mr. Slattery which expires February 9, 1999 and provides for minimum annual compensation of $189,000, cost of living increases, use of an automobile, reimbursement of business expenses, health insurance, related benefits and a bonus equal to 5% of pre-tax profits in excess of $1,000,000, such bonus not to exceed $200,000. As of June 1, 1996, Mr. Speisman is employed under an agreement which provides for Mr. Speisman's employment on a part-time basis at an annual salary of $35,000.

     The Company has also entered into employment agreements with Messrs. Garretson and Cotler which expire January 20, 1999 and provide for compensation of $115,000 and $129,000, respectively, annual salary increases, automobile allowances, reimbursement of business expenses, health or disability insurance, related benefits, a bonus equal to 3% of pre-tax profits in excess of $1,000,000, such bonus not to exceed $50,000 and $75,000, respectively, and the grant to each of options to purchase 100,000 shares of Common Stock. See "Stock Options-Other Options."

     In October 1989, a subsidiary of the Company, entered into an employment agreement with William Banks. Under this agreement, Mr. Banks was responsible for developing and implementing community relations projects on behalf of the Company and for acting as a liaison between the Company and local community and civic groups who may have concerns about Company's facilities being established in their communities, and with government officials throughout the State of New York. As compensation, Mr. Banks received 3% of the gross revenue from all Federal Bureau of Prisons, state and local correctional agency contracts within the State of New York with a guaranteed minimum monthly income of $4,500. In December 1993, Mr. Banks agreed to become a consultant to the Company upon the same terms and conditions in order to accurately reflect the level and nature of the services he provided. In 1995 and 1996, Mr. Banks earned approximately $334,000 and $296,000 respectively.


Stock Options

     The following table discloses information concerning stock options granted to the Named Executives during the Company's fiscal year ended December 31, 1996


                              Option Grants in 1996

                                   Individual
                                Grants Individual
                 ---------------------------------------------


                               Number of        % of Total                                       Potential Realizable Value
                                 Shares          Options                                         at Assumed Annual Rates of
                               Underlying        Granted          Exercise                      Stock Price Appreciation for
                                Options            all             Price         Expiration               Option Term
          Name                   Granted        Employees        per/Share          Date              5%               10%
          ----                   -------        ---------       ------------     ----------        --------         ---------



James F. Slattery.........            0              0                   0                0               0                0
Lee Levinson..............        5,000            1.9%            $11.000         1/5/2001        $ 18,944         $ 41,973
Michael Garretson.........      100,000             39%            $11.000         1/5/2001        $244,500         $540,500
Ira Cotler................      100,000             39%            $11.000         1/5/2001        $244,500         $540,500



     The following table sets forth information concerning stock options granted executive officers named in the Summary Compensation Table:

                       Option Values at December 31, 1996


                                              Number of                                 Value of
                                          Shares Underlying                 Unexercised In-The-Money Options
                                         Options at Year End                          at Year End
Name                                     Exercisable/Unexercisable                Exercisable/Unexercisable



James F. Slattery...............              6,563/11,562                          $  6,497/$  6,496
Lee Levinson....................              6,407/12,656                          $ 15,439/$ 15,435
Mike Garretson..................             26,458/66,667                          $138,877/$366,669
Ira Cotler......................             33,333/66,667                          $183,332/$366,669


Stock Option Plans

     1993 Stock Option Plan

     Under the 1993 Stock Option Plan (the "1993 Plan") 500,000 shares of Common Stock are reserved for issuance upon exercise of options designated as either
(i) incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code") or (ii) non-qualified options. Under the 1993 Plan, ISOs may be granted to employees and officers of the Company and non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

     The 1993 Plan is administered by the Company's Stock Option Committee which determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISO's, the rate of exercise of each option, the option purchase price per share, the manner of exercise, the form of payment upon exercise, and whether restrictions such as repurchase rights are to be imposed on the shares following exercise. Options granted under the 1933 Plan expire five years after the date of grant and may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. No options may be granted under the 1993 Plan after October 2003; however, options granted under the 1993 Plan prior thereto may extend beyond that date. Options granted under the 1993 Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution.

     During fiscal 1994 and 1995, options to purchase 225,313 and 54,375 shares, respectively, were granted under the 1993 Plan at exercise prices ranging from $4.76 to $20.63 per share. In 1996, options to purchase 50,700 shares were granted under the 1993 Plan at exercise prices ranging from $8.875 to $15.25 per share.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of March 14, 1997, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each executive officer and director of the Company, and
(iii) all officers and directors of the Company as a group:



Name and Address                                         Amount and Nature of                     Percentage of
Beneficial Owner(1)                                     Beneficial Ownership                  Beneficial Ownership



Esther Horn................................                     659,175                                8.6%
James F. Slattery(2).......................                     788,125                               10.3%
Aaron Speisman(3)..........................                     470,763                                6.1%
Jennifer Anna Speisman 1992 Trust..........                      83,438                                1.1%
Joshua Israel Speisman 1992 Trust..........                      83,438                                1.1%
Ira M. Cotler (4)..........................                      84,034                                1.1%
Richard P. Staley (5)......................                      76,006
Michael C. Garretson (6)...................                      59,791
Raymond S. Evans(7)........................                      24,044                                 *
Lee Levinson(8)............................                      26,814                                 *
Stuart Gerson (9)..........................                      19,475                                 *
Melvin T. Stith (10).......................                      15,000                                 *
Shimmie Horn (11)..........................                       1,312                                 *
All officers and directors as a group
(ten persons) (2)  (3) (4) (5) (6) (7) (8)
(9) (10) (11)..............................                   1,565,364                               20.4%

------------------------
* Less than 1%

     (1) All addresses are c/o Correctional Services Corporation, 1819 Main Street, Suite 1000, Sarasota, Florida 34236.

     (2) Includes options to purchase 15,625 shares of Common Stock. Does not include options to purchase 2,500 shares of Common Stock not exercisable within 60 days.

     (3) Director and founder. Does not include 98,438 shares of Common Stock owned by the Jennifer Anna Speisman 1992 Trust and 98,438 shares of Common Stock owned by the Joshua Israel Speisman 1992 Trust, trusts for the benefit of Mr. Speisman's children, as to which Mr. Speisman disclaims beneficial ownership. Includes options to purchase 15,625 shares of Common Stock and a Series A Warrant to purchase 6,700 shares of Common Stock but does not include options to purchase 2,500 shares of Common Stock not exercisable within 60 days.

     (4) Includes 2,612 shares of Common Stock owned by his wife as to which he disclaims beneficial ownership. Also includes options to purchase 66,666 shares of Common Stock, a Series A Warrant to purchase 3,850 shares of Common Stock and other warrants to purchase 10,906 shares of Common Stock. Does not include options to purchase 33,334 shares of Common Stock not exercisable within 60 days.

     (5) Includes options to purchase 41,081 shares of Common Stock. Does not include options to purchase 19,544 shares of Common Stock not exercisable within 60 days.

     (6) Consists of options to purchase 59,791 shares of Common Stock. Does not include options to purchase 33,334 shares of Common Stock not exercisable within 60 days.

     (7) Includes options to purchase 15,425 shares of Common Stock. Does not include options to purchase 7,500 shares of Common Stock not exercisable within 60 days.

     (8) Includes 3,282 shares of Common Stock owned by wife and 1,969 shares of Common Stock owned by his minor child, as to which he disclaims beneficial ownership. Also includes options to purchase 21,563 shares of Common Stock. Does not include options to purchase 3,500 shares of Common Stock not exercisable within 60 days.

     (9) Consists of options to purchase 15,625 shares of Common Stock and a Series A Warrant to purchase 3,850 shares of Common Stock. Does not include options to purchase 22,500 shares of Common Stock not exercisable within 60 days.

     (10) Consists of options to purchase 15,000 shares of Common Stock. Does not include options to purchase 7,000 shares of Common Stock not exercisable within 60 days.

     (11) Does not include options to purchase 10,000 shares of Common Stock not exercisable within 60 days.

     The Company is unaware of any arrangements which may result in a change in control of the Company.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely on the Company's review of the copies of such forms received by it during the Company's fiscal year ended December 31, 1996, the Company believes that the Reporting Persons complied with all filing requirements applicable to them.

Certain Relationships and Related Transactions

     The Company subleases a building located at 12-16 East 31st Street, New York, New York from LeMarquis Operating Corp. ("LMOC"), a corporation owned 25% by Ester Horn and 8% by James F. Slattery. The Company currently utilizes approximately fifty percent of the building for its community corrections program. LMOC leases this building from an unaffiliated party at a current base monthly rental of approximately $15,456 (the "Base Rent"), plus taxes, currently approximately $14,000, and water and sewer charges, currently approximately $3,500, for a total monthly rental of approximately $33,000. The Company has the right to use as much of the building as it requires for its business subject to the rights of certain residential subtenants to remain in the building. These rights include the right to housing at a predetermined rental for an indefinite period of time pursuant to New York State rent stabilization laws.

     As a result of the lease negotiations, under a sublease dated as of January 1, 1994, since May 1, 1995, the Company has paid rent of $18,000 per month above the rent paid by LMOC to the building's owner for a total monthly rent of approximately $50,802; prior to May 1, 1995 and under the prior lease, the Company paid rent of $10,000 per month above the rent paid by LMOC to the building owner. The Company has, to date, invested $690,000 in leasehold improvements and will not receive any credit, in terms of a reduction in rent or otherwise, for these improvements. The terms of this sublease were not negotiated at arm's length due to the relationship of Mrs. Horn and Mr. Slattery with both the Company and LMOC. The negotiation of the sublease, including the renewal terms, was requested by the Representative of the Underwriters of the Company's February 2, 1994 initial public offering to substantially track the renewal terms of the Company's management contract. The negotiations were not subject to the board resolution, adopted subsequent to the negotiations, relating to affiliated transactions, although the terms were approved by all of the directors. The initial term of the Company's sublease expired April 30, 1995, and is currently in its first renewal term expiring April 30, 2000. The sublease contains two additional successive five-year renewal options beginning May 1, 2000. The monthly rent above the rent paid by LMOC to the building's owner will increase to $22,000 per month during the second renewal term beginning May 1, 2000 and to $26,000 per month during the third renewal term beginning May 1, 2005. The Company paid $40,000 to LMOC for the renewal options. These renewal options were separately negotiated between the Board of Directors of the Company and LMOC. Mr. Slattery participated in such negotiations. Mrs. Horn and Mr. Slattery will receive their proportionate shares of rents received by LMOC under the terms of this sublease.

     Previously, residential and commercial tenants of the building paid annual rent of approximately $300,000 to LeMarquis Enterprise Corp. ("Enterprises"), a company owned 30% by Mrs. Horn, 28% by Mr. Slattery and 25% by Mr. Speisman, and Enterprises paid all expenses of operating the residential and commercial portions of the building as well as a portion of the overall expenses of the building. The Company paid any cash flow deficiency to Enterprises. This arrangement terminated in February 1994, and all of the building's revenues, including rent from the residential and commercial tenants, are now received and expenses paid by the Company. The revenue from this portion of the building was approximately $210,000 in 1994 and $205,000 in 1995. The Company anticipates that operating the portion of the building occupied by residential and commercial tenants will result in a net expense to the Company of approximately $25,000 per month. Due to New York rent stabilization laws, the Company is unable to increase the rent paid by the residential tenants in this building in response to increased rent or expenses incurred by the Company.

     The Company leases the entire building located at 988 Myrtle Avenue, Brooklyn, New York from Myrtle Avenue Family Center, Inc. ("MAFC") pursuant to a lease which commenced January 1, 1994 and expires December 31, 1998. The lease establishes a monthly rental of $40,000 and contains three five-year renewal options. The monthly rental for the first option period, which runs from January 1, 1999 through December 31, 2003, is $40,000. The monthly rental for the second option period, which runs from January 1, 2004 through December 31, 2008, is $45,000, and the monthly rental for the third option period, which runs from January 1, 2009 through December 31, 2013, is $50,000. In addition, the Company pays taxes, insurance, repairs and maintenance on this building. MAFC is a corporation owned by Mrs. Horn (27.5%) and Messrs. Slattery (8%) and Speisman (27.5%). The terms of the lease were not negotiated at arm's length due to their relationship with MAFC and the Company. Messrs. Slattery and Speisman participated in such negotiations.

     The Company leases a building located at 2534 Creston Avenue, Bronx, New York from Creston Realty Associates, L.P. ("CRA"), the corporation owned 10% by Ester Horn. The lease term is two years commencing October 1, 1996 and has three additional one year option periods. The Company also pays a base rent of $180,000 per year which will escalate five percent per year for each of the three year options if they are exercised. The Company pays taxes, insurance, repairs and maintenance on this building which will be used to house a community correctional center. The terms of this lease were not negotiated at arms length due to the relationship between the Company, Ms. Horn and CRA.

     Pursuant to the terms of a Board of Directors resolution adopted in connection with the Company's initial public offering, all transactions between the Company and any of its officers, directors or affiliates (except for wholly-owned subsidiaries) must be approved by a majority of the unaffiliated members of the Board of Directors and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and be in connection with bona fide business purposes of the Company. In the event the Company makes a loan to an individual affiliate (other than a short-term advance for travel, business expense, relocation or similar ordinary operating expenditure), such loan must be approved by a majority of the unaffiliated directors.

     Stuart M. Gerson, a director of the Company, is a member of Epstein Becker & Green, P.C., a law firm which represented the Company on certain matters. In April 1996, in consideration for certain consulting services, the Company granted

Mr. Gerson options to purchase a total of 15,000 shares of Common Stock at an exercise price of $8.75 per share, the fair market value of the shares on the date of grant. The options, which were not granted pursuant to either the 1993 Plan or the Directors Plan are non-qualified options under the Code, vest 50% one year from the date of grant and the remaining 50% two years from the date of grant. See "Legal Matters."


                               "PERFORMANCE GRAPH"

     The following performance graph compares the cumulative total shareholder return on the Common Stock to the cumulative total return of the Russell 2000 Stock Index and the NASDAQ Composite Index since the date the Common Stock began trading on the NASDAQ Stock Market's National Market (February 2, 1994). The graph assumes that the value of the investment in the Common Stock and each index was $100 at February 7, 1994 and that all dividends were reinvested on a quarterly basis.


                                        COMPARISON OF CUMULATIVE TOTAL RETURN

                                   [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

Total Return Analysis

                                              2/2/94                12/31/94              12/31/95            12/31/96

                                              ------                --------              --------            --------

Russell 2000 Stock Index                      $100.00               $ 93.55               $118.07             $135.49

NASDAQ Composite Index                        $100.00               $ 94.04               $131.59             $161.46

Correctional Services Corporation             $100.00               $127.68               $183.75             $301.88




                           2. APPOINTMENT OF AUDITORS


     The Board of Directors recommends that the stockholders ratify the appointment of Grant Thornton LLP, which served as the Company's independent auditors for the last fiscal year, as independent auditors to audit the Company's financial statements for the fiscal year ending December 31, 1997. A representative of Grant Thornton is expected to be present at the Meeting and will be given the opportunity to make a statement and to answer any questions any stockholder may have with respect to the financial statements of the Company for the year ended December 31, 1996.

               THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE
           APPOINTMENT OF GRANT THORNTON AS THE COMPANY'S INDEPENDENT
              AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997

                                3. OTHER MATTERS

     The Board of Directors has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons names as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.

Stockholder's Proposals

     Any stockholder of the Company who wishes to present a proposal to be considered at the Company's next annual meeting of stockholders, and who wishes to have such proposal presented in the Company's proxy statement for such Meeting, must deliver such proposal in writing to the Company at 1819 Main Street, Suite 1000, Sarasota, Florida 34236, on or before January 20, 1998. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested.

                                        By Order of the Board of Directors



                                        Aaron Speisman, Secretary

     The Company will furnish without charge to each person whose proxy is being solicited by this proxy statement, on the written request of such person, a copy of the Company's Annual Report on Form 10-KSB, including the financial statement and the financial statement schedules thereto, for its fiscal year ended December 31, 1996. Such request should be addressed to Ira Cotler, Executive Vice President-Finance, Correctional Services Corporation, 1819 Main Street, Suite 1000, Sarasota, Florida 34236.

Dated:  April 25, 1997






















































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